UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2022

APPLIED UV, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39480	84-4373308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Macquesten Parkway, Mount Vernon, NY	10550
(Address of principal executive offices)	(Zip Code)

(914) 665-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AUVI	The Nasdaq Stock Market LLC
10.5% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	AUVIP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

The Acquisition

On March 25, 2022, MunnWorks, LLC (“Purchaser”), a New York limited liability company and a wholly-owned subsidiary of Applied UV, Inc. (the “Company”) entered into an asset purchase agreement (the “APA”) with VisionMark, LLC (“Seller”), Maya Systems, LLC d/b/a Benchmark Furniture MFG (“Maya”), Mega Vision, Inc. (“MV” and, together with Maya, the “Members”), Sandy Marks (“Marks”) and Michael Chiriac, Sr. (“Chiriac” and, together with Marks, the “Key Persons”). Pursuant to the APA, Purchaser acquired substantially all of the assets of Seller (the “Business”), including raw materials, inventory and work-in-progress, and assumed certain limited obligations of Seller, as set forth in the APA (the “Acquisition”).

On March 25, 2022 (the “Closing Date”), the Acquisition was completed.

On the Closing Date, Seller received, as consideration for the Acquisition, the purchase price consisting of: (i) $10 in cash; and (ii) the agreement by Purchaser to assume approximately $1.2 million in past due rent owing by Seller (the “Past Due Rent”) under that certain lease agreement by and between MV and the landlord thereunder (the “Prime Lease”), payable in equal monthly installments spread over thirty six (36) months, as set forth in the Sublease, dated as of March 29, 2022 among the Purchaser, the Seller and Randolph Associates (the “Sublease”).

Sales Commission Payments

Pursuant to the APA, Purchaser agreed to make certain additional payments to Seller in the form of a sales commission during the four (4) year period following the Closing Date (the “Sales Commission Payments”), as follows: (i) during the first two (2) years following the Closing Date (the “Initial Period”), Purchaser will pay to Seller, on a quarterly basis, an amount equal to 2.5% of certain net sales generated by the Business; and (ii) during the two (2) years following the Initial Period, Purchaser will pay to Seller, on a quarterly basis, an amount equal to 5% of certain net sales generated the Business. Sales that qualify for the Sales Commission Payments will be limited to (i) sales made to new clients generated by the Members or the Key Persons, and (ii) sales to certain existing clients of Seller specified under the APA; provided that Sales Commission Payments related to such existing clients are conditioned on the Members and the Key Persons providing support to Purchaser in the transition and maintenance of those existing clients as described in the APA.

Sublease and Sublease Guaranty

Purchaser has agreed to sublease all of Seller’s right, title and interest in the Prime Lease, subject to the terms of the Sublease, which include: (i) an initial term expiring June 30, 2023, with two (2) successive 1-year renewal options to be exercised at Purchaser’s discretion; (ii) Purchaser’s obligation to pay base rent, as defined in the Prime Lease, directly to the landlord each month; (iii) Purchaser’s obligation to pay Past Due Rent in equal monthly payments spread over thirty six (36) months. However, if the Purchaser does not renew the Sublease, its aggregate obligation to pay Past Due Rent shall be decreased to $600,000.

Additionally, the Company has agreed to guarantee the obligations of the Purchaser under the Sublease pursuant to a Guaranty of Sublease dated as of March 29, 2022 made by the Company in favor of the Seller and Randolph Associates (the “Sublease Guaranty”). Under the terms of the Sublease Guaranty, the Company will guarantee the Purchaser’s obligations under the Sublease, including base rent payable during the term of the Sublease and the Purchaser’s obligations to pay Past Due Rent.

The foregoing summary does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the APA, Sublease and Sublease Guaranty, which are filed as Exhibits 2.1, 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
2.1*	Asset Purchase Agreement among VisionMark, LLC, Munn Works, LLC, Maya Systems, LLC d/b/a Benchmark Furniture MFG, Mega Vision, Inc., Sandy Marks and Michael Chiriac, Sr.
10.1	Sublease, dated as of March 29, 2022 between VisionMark, LLC, Munn Works, LLC and Randolph Associates and Randolph Associates
10.2	Guaranty of Sublease dated as of March 29, 2022 made by Applied UV, Inc. in favor of VisionMark, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Company undertakes to furnish to the Securities and Exchange Commission a copy of any omitted schedule and/or exhibit upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED UV, INC.

Date: March 31, 2022	By: /s/ Max Munn
Name: Max Munn
Title: Interim Chief Executive Officer and President

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